SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  MBIA Capital/Claymore Managed Duration National Municipal Trust
       ---------------------------------------------------------------

Address of Principal Business  Office (No. & Street, City, State, Zip Code):
113 King Street, Armonk, New York 10504
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Telephone Number (including area code):  917-273-4545
                                         ------------

Name and address of agent for service of process:  Clifford D. Corso,
                                                   -------------------
MBIA Capital Management Corp., 113 King Street, Armonk, New York 10504
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Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]


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                                   SIGNATURE

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Armonk and the State of New York on the 23rd day of May, 2003.

                                       MBIA Capital/Claymore Managed Duration
                                         National Municipal Trust
                                       --------------------------------------
                                         (Name of Registrant)


                                       By: /s/ Michael R. Jacobson
                                          -------------------------------------
                                          Michael R. Jacobson
                                          Sole Trustee



Attest:  /s/ Susan A. Voltz
        ------------------------------
        Susan A. Voltz
        Secretary